Exhibit 99.1

RENT-WAY REPORTS FISCAL 2004 SECOND QUARTER FINANCIAL RESULTS

Comp Revenues Increase 6.9%; Operating Income Doubles

ERIE, PA, April 29, 2004/PR Newswire — First Call — Rent-Way, Inc. (NYSE: RWY) today reported financial results for its fiscal 2004 second quarter ended March 31, 2004.

        The Company reported consolidated revenues of $135.0 million versus $130.2 million in the same quarter last year. Revenues from the company’s core rental business (which excludes the company’s dPi Teleconnect unit) were $128.2 million versus $120.3 million in the same quarter last year. Same store revenues increased 6.9% versus last year’s quarter. Consolidated operating income in the quarter was $15.2 million, up from $7.5 million in the same period last year. Consolidated net income allocable to common shareholders was $6.3 million, or $0.22 per diluted share versus a net loss of $27.9 million last year, or $(1.09) per diluted share. The comparability of consolidated net income allocable to common shareholders in the 2004 fiscal second quarter with the same quarter in fiscal 2003 is affected by several significant charges in the 2003 quarter totaling approximately $29.6 million, including a $14.0 million charge on settlement of our prior securities class action litigation and a $13.4 million loss from discontinued operations.

        “I am very pleased with our performance in the quarter,” stated William Morgenstern, Rent-Way’s Chairman and CEO. “Since our June 2003 refinancing, we have had three consecutive full quarters of period over period increases in revenues and operating income and positive store comps. We will continue to make investments in marketing, in our employees and in our stores in order to ensure strong top-line performance during the remainder of fiscal 2004 and beyond.”

        William McDonnell, Vice President and Chief Financial Officer stated, “For the quarter, we again exceeded our guidance on revenue and operating income. Shareholders should note, however, that due to the seasonality of our rent-to-own business our fiscal second quarter is traditionally the quarter in which we report our strongest numbers. We expect performance in accordance with our prior guidance in our fiscal 2004 third and fourth quarters.”

        The company reported EBITDA for the quarter of $19.1 million versus $13.1 million in the same quarter last year. EBITDA as defined by the Company is operating income plus depreciation of property and equipment and amortization of intangibles. The company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The company reported net cash provided by operations for the quarter of $22.0 million versus net cash used in operations of $(4.3) million in the same quarter last year. A reconciliation of EBITDA to net cash provided by (used in) operations is presented in the chart of supplemental information attached to this release.

About Rent-Way

        Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.

Safe-Harbor Statements

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic, business and demographic conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to service its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

RENT-WAY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (all dollars in thousands except per share data)

	For the three months ended March 31,				For the six months ended March 31,
	2004 (unaudited)		2003 (unaudited)		2004 (unaudited)			2003 (unaudited)

Revenues:
Rental revenue	$111,126	82.3%	$104,489	80.2%	$213,554		82.6%	$201,277	80.5%
Prepaid phone service revenue	6,884	5.1%	9,931	7.6%	13,074		5.1%	19,192	7.7%
Other revenue	17,035	12.6%	15,819	12.1%	32,026		12.4%	29,608	11.8%

Total Revenue	135,045	100.0%	130,239	100.0%	258,654		100.0%	250,077	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	37,131	27.5%	33,320	25.6%	70,003		27.1%	62,013	24.8%
Property and equipment	3,741	2.8%	5,153	4.0%	7,723		3.0%	10,809	4.3%
Amortization of intangibles	110	0.1%	474	0.4%	224		0.1%	952	0.4%
Cost of prepaid phone service	4,952	3.7%	6,012	4.6%	8,931		3.5%	11,739	4.7%
Salaries and wages	33,598	24.9%	32,562	25.0%	67,240		26.0%	66,306	26.5%
Advertising, net	4,272	3.2%	4,721	3.6%	10,401		4.0%	13,481	5.4%
Occupancy	8,495	6.3%	8,445	6.5%	17,196		6.6%	16,105	6.4%
Restructuring costs	--	0.0%	2,215	1.7%	48		0.0%	2,215	0.9%
Other operating expenses	27,505	20.4%	29,815	22.9%	53,128		20.5%	54,440	21.8%

Total costs and operating expenses	119,804	88.7%	122,717	94.2%	234,894		90.8%	238,060	95.2%
Operating income	15,241	11.3%	7,522	5.8%	23,760		9.2%	12,017	4.8%
Other income (expense):
Settlement of class action lawsuit	--	0.0%	(14,000)	-10.7%	--		0.0%	(14,000)	-5.6%
Interest expense	(7,662)	-5.7%	(8,511)	-6.5%	(15,521)	-6	.0%;	(17,209)	-6.9%
Interest income	14	0.0%	43	0.0%	784		0.3%	54	0.0%
Amortization and write-off of deferred financing costs	(264)	-0.2%	(738)	-0.6%	(522)		-0.2%	(1,136)	-0.5%
Other income (expense), net	1,229	0.9%	1,795	1.4%	(3,093)		-1.2%	3,282	1.3%

Income (loss) before income taxes	8,558	6.3%	(13,889)	-10.7%	5,408		2.1%	(16,992)	-6.8%
Income tax expense	1,395	1.0%	672	0.5%	2,790		1.1%	2,102	0.8%

Income (loss) before discontinued operations	7,163	5.3%	(14,561)	-11.2%	2,618		1.0%	(19,094)	-7.6%
Loss from discontinued operations	(437)	-0.3%	(13,357)	-10.3%	(1,710)		-0.7%	(14,184)	-5.7%

Net income (loss)	$6,726	5.0%	$(27,918)	-21.4%	$908		0.4%	$(33,278)	-13.3%

Dividend and accretion of preferred stock	(403)	-0.3%	--	0.0%	(798)		-0.3%	--	0.0%
Net income (loss) allocable to common shareholders	$6,323	4.7%	$(27,918)	-21.4%	$110		0.0%	$(33,278)	-13.3%

Earnings (loss) per common share:
Basic earnings (loss) per common share
Income (loss) before discontinued operations		$0.27		$(0.57)			$0.10		$(0.74)

Net income (loss) allocable to common shareholders		$0.24		$(1.09)			$0.00		$(1.30)

Diluted earnings (loss) per common share
Income (loss) before discontinued operations		$0.24		$(0.57)			$0.10		$(0.74)

Net income (loss) allocable to common shareholders		$0.22		$(1.09)			$0.00		$(1.30)

Weighted average common shares outstanding:
Basic	26,172	25,686	26,125	25,686

Diluted	30,026	25,686	26,602	25,686

RENT-WAY, INC.
SELECTED BALANCE SHEET DATA
(all dollars in thousands)

	March 31, 2004	September 30, 2003

Cash and cash equivalents	$4,815	$3,303
Prepaid expenses	11,273	8,144
Rental merchandise, net	178,508	171,982
Total Assets	443,693	457,859
Accounts payable	19,440	30,244
Debt	226,753	214,592
Total Liabilities	312,869	335,079
Shareholders' Equity	107,571	106,789

Calculation of EBITDA and Reconciliation of Net Cash Provided by
(Used in) Operations to EBITDA For the Three Months Ended March 31, 2004 and 2003
(all dollars in thousands)

	Three Months Ended
	03/31/04	03/31/03

Calculation of EBITDA
Operating income	$15,241	$7,522
Depreciation - property and equipment	3,741	5,153
Amortization of intangibles	110	474

EBITDA	$19,092	$13,149

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

	Three Months Ended
	03/31/04	03/31/03

Net cash provided by (used in) operating activities	$21,986	$(4,254)
Depreciation and amortization	(41,368)	(39,448)
Depreciation - property and equipment	3,741	5,153
Amortization of intangibles	110	474
Settlement of class action lawsuit	--	14,000
Interest expense	7,662	8,511
Interest income	(14)	(43)
Amortization and write off of deferred financing costs	264	738
Other income (expense)	(1,229)	(1,795)
Income taxes	1,395	672
Deferred income taxes	(1,395)	(1,547)
Market adjustment for interest rate swap derivative	605	1,375
Market adjustment for preferred stock conversion option derivative	1	--
Write-off of property and equipment	(48)	(1,391)
Gain on sale of assets	--	389
Changes in assets and liabilities:
Prepaid expenses	6,369	2,234
Rental merchandise	16,755	38,076
Rental merchandise deposits and credits due from vendors	(328)	(105)
Income tax receivable	(4,223)	193
Other assets	(219)	13,821
Accounts payable	18,022	(2,998)
Other liabilities	(9,432)	(25,954)
Cash used in discontinued operations	438	5,048

EBITDA	$19,092	$13,149